UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an article which was originally published by Bloomberg News on May 10, 2021 which contains quotes from Toby Z. Rice, President and Chief Executive Officer of EQT Corporation, regarding EQT Corporation’s proposed transaction with Alta Resources Development, LLC.

Era of Shale Gas Gluts Set to End With More M&As, EQT CEO Says

Bloomberg News

By Gerson Freitas Jr.

10 May 2021

•	Takeover of private drillers will bring discipline to industry
•	Funding for new closely held ventures is scarce after downturn

EQT Corp., the U.S. natural gas giant that has just bought a closely held rival for $2.9 billion, expects more consolidation will help put an end to supply gluts as publicly traded explorers dominate the industry.

Toby Rice, EQT’s chief executive officer, said private drillers such as the company’s recently acquired Alta Resources Development LLC are unlikely to be replaced by new ones as funding for new exploration ventures is scarce.

“The pipe of private equity-backed companies has almost been shut off,” Rice said in an interview. “You don’t have private equity companies feeding more private equity-backed energy companies into the mix.”

A decade of wild spending in U.S. shale gas brought on excess supplies and plunging prices that precipitated many producers into bankruptcy, with investors urging explorers to check spending and boost returns instead of focusing on growth. The market crash triggered by the pandemic last year only made the situation worse and the call for discipline stronger.

While publicly traded companies have largely heeded the message from shareholders, even amid a rebound in energy prices, discipline from private drillers is more uncertain.

“These private operators are being consolidated by the publics that will put their assets to a maintenance mode,” Rice said. He said drilling in Alta’s acreage in the years to come will be only the necessary to keep production levels flat.

The oil-rich Permian Basin straddling West Texas and southeastern New Mexico has been particularly busy with deals. But consolidation is also picking up for gas producers in Appalachia, led by EQT.

The Pittsburgh-based explorer has made acquisitions totaling more that $11 billion over the past five years. That includes the $6.5 billion takeover of Rice Energy, the closely held driller founded by Rice’s family, in 2017. The company also acquired Chevron Corp.’s assets in Appalachia for $735 million in October.

“The days of growth are behind us,” Rice said, citing the industry’s newfound discipline. “We are in a different era of shale development.”

Important Additional Information will be Filed with the SEC

This communication refers to the proposed transaction involving EQT Corporation (“EQT”) and Alta Resources Development, LLC (“Alta”), and/or one or more of their respective subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.